Exhibit 21.1

BAKER HUGHES INCORPORATED

SIGNIFICANT SUBSIDIARIES

December 31, 2012

Subsidiary	Jurisdiction	Percentage Ownership

Western Atlas, Inc.	Delaware	100%
Baker Hughes Oilfield Operations, Inc.	California	(1)
Baker Hughes International Branches, Inc.	Delaware	(2)
Baker Hughes EHHC, Inc.	Delaware	100%
BH International Holdings C.V.	The Netherlands	100%
BH Nederland 3 C.V.	The Netherlands	100%
RH Holdings 5 C.V.	The Netherlands	100%
Baker Hughes International Coöperatief U.A.	The Netherlands	100%
Baker Hughes Holdings I B.V.	The Netherlands	100%
Baker Hughes Luxembourg Holdings S.C.A.	Luxembourg	(3)
Baker Hughes Luxembourg S.a.r.l.	Luxembourg	100%
Oilfield Tool Leasing	United Kingdom	100%
Baker Petrolite Corporation	Delaware	100%

(1)	Baker Hughes Oilfield Operations, Inc.
	Western Atlas Inc.	94.08%
	Other subsidiaries	5.92%

(2)	Baker Hughes International Branches, Inc.
	Baker Hughes Oilfield Operations, Inc.	96.83%
	Other subsidiaries	3.17%

(3)	Baker Hughes Luxembourg Holdings S.C.A.
	Baker Hughes Holdings I B.V.	57.96%
	Other Subsidiaries	42.04%